                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of 63,750 shares of its common stock and to the incorporation by reference therein of our report dated November 30, 1999, with respect to the consolidated financial statements of Analog Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended October 30, 1999, and our report dated January 25, 2000 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Boston, Massachusetts
January 9, 2001